Exhibit 99

1016 Civic Center Drive NW - Rochester, MN 55901 - Phone (507) 535-1200 - FAX (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel, Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 For Immediate Release

HMN FINANCIAL, INC. ANNOUNCES SECOND QUARTER RESULTS

Second Quarter Summary

●	Net income of $1.4 million, down $0.9 million, from $2.3 million for second quarter of 2022
●	Diluted earnings per share of $0.32, down $0.20, from $0.52 for second quarter of 2022
●	Net interest income of $7.7 million, down $0.1 million, from $7.8 million for second quarter of 2022
●	Gain on sales of loans of $0.3 million, down $0.5 million, from $0.8 million for second quarter of 2022
●	Net interest margin of 2.90%, down 20 basis points, from 3.10% for second quarter of 2022
●	Loans receivable, net of $826.9 million, up $40.9 million, from $786.0 million at March 31, 2023

Year to Date Summary

●	Net income of $3.1 million, down $0.7 million, from $3.8 million for first six months of 2022
●	Diluted earnings per share of $0.70, down $0.16, from $0.86 for first six months of 2022
●	Net interest income of $15.8 million, up $0.8 million from $15.0 million for first six months of 2022
●	Gain on sales of loans of $0.6 million, down $1.1 million, from $1.7 million for first six months of 2022
●	Net interest margin of 3.00%, down 2 basis points, from 3.02% for first six months of 2022
●	Loans receivable, net of $826.9 million, up $49.8 million, from $777.1 million at December 31, 2022

Net Income Summary	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2023	2022	2023	2022
Net income	$1,421	2,289	$3,055	3,776
Diluted earnings per share	0.32	0.52	0.70	0.86
Return on average assets (annualized)	0.52%	0.88%	0.56%	0.73%
Return on average equity (annualized)	4.81%	8.09%	5.22%	6.73%
Book value per share	$22.76	21.25	$22.76	21.25

ROCHESTER, MINNESOTA, July 20, 2023 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $1.1 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.4 million for the second quarter of 2023, a decrease of $0.9 million compared to net income of $2.3 million for the second quarter of 2022. Diluted earnings per share for the second quarter of 2023 was $0.32, a decrease of $0.20 from diluted earnings per share of $0.52 for the second quarter of 2022. The decrease in net income between the periods was primarily because of a $0.5 million decrease in the gain on sales of loans due to a decrease in mortgage loan sales, a $0.3 million increase in compensation expense due to annual salary increases, a $0.2 million increase in the provision for credit losses, and a $0.2 million increase in other expenses primarily because of an increase in Federal Deposit Insurance Corporation (FDIC) insurance expense. These decreases in net income were partially offset by a reduction in income tax expense between the periods as a result of the reduced pretax income.

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President’s Statement

“The gain on sales of mortgage loans decreased during the quarter as fewer loans were sold in the secondary market,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “In addition, deposit outflows increased our use of higher rate wholesale funding sources which increased our cost of funds during the quarter. Despite these challenges, we will continue to focus our effort on expanding our core customer deposit relationships.”

Second Quarter Results

Net Interest Income

Net interest income was $7.7 million for the second quarter of 2023, a decrease of $0.1 million, or 0.5%, compared to $7.8 million for the second quarter of 2022. Interest income was $10.5 million for the second quarter of 2023, an increase of $2.4 million, or 30.3%, from $8.1 million for the second quarter of 2022. Interest income increased because of the $62.1 million increase in the average interest-earning assets between the periods and also because of the increase in the average yield earned on interest-earning assets between the periods. The average yield earned on interest-earning assets was 3.94% for the second quarter of 2023, an increase of 72 basis points from 3.22% for the second quarter of 2022. The increase in the average yield is primarily related to the increase in market interest rates as a result of the 3.50% increase in the prime interest rate between the periods.

Interest expense was $2.8 million for the second quarter of 2023, an increase of $2.5 million, or 848.3%, compared to $0.3 million for the second quarter of 2022. Interest expense increased primarily because of the increase in the average interest rate paid on interest-bearing liabilities between the periods. Interest expense also increased because of the $52.2 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 1.13% for the second quarter of 2023, an increase of 100 basis points from 0.13% for the second quarter of 2022. The increase in the average rate paid is primarily related to the change in the types of funding sources as more brokered deposits, certificates of deposit, and Federal Home Loan Bank (FHLB) advances were used in the second quarter of 2023 than in the second quarter of 2022. These funding sources generally have higher interest rates than traditional checking and money market accounts. The increase in market interest rates as a result of the 3.50% increase in the federal funds rate between the periods also contributed to higher funding costs in the second quarter of 2023 when compared to the same period in 2022. Net interest margin (net interest income divided by average interest-earning assets) for the second quarter of 2023 was 2.90%, a decrease of 20 basis points, compared to 3.10% for the second quarter of 2022. The decrease in the net interest margin is primarily because the increase in the average rate paid on interest-bearing liabilities and non-interest bearing deposits exceeded the increase in the average yield earned on interest-earning assets between the periods.

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A summary of the Company’s net interest margin for the three and six-month periods ended June 30, 2023 and 2022 is as follows:

	For the three-month period ended
	June 30, 2023			June 30, 2022
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$259,187	800	1.24%	$299,138	816	1.09%
Loans held for sale	1,872	29	6.24	2,710	30	4.53
Single family loans, net	225,065	2,195	3.91	175,948	1,511	3.44
Commercial loans, net	527,900	6,663	5.06	459,406	5,151	4.50
Consumer loans, net	47,518	732	6.18	41,869	473	4.53
Other	6,661	78	4.70	27,012	76	1.13
Total interest-earning assets	1,068,203	10,497	3.94	1,006,083	8,057	3.22

Interest-bearing liabilities:
Checking accounts	169,870	253	0.60	155,832	38	0.10
Savings accounts	115,658	28	0.10	124,170	18	0.06
Money market accounts	267,075	1,049	1.58	267,024	158	0.24
Certificate accounts	152,414	1,219	3.21	78,956	73	0.37
Customer escrows	4,737	23	2.00	0	0	0.00
Advances and other borrowings	14,419	197	5.48	1,968	5	1.04
Total interest-bearing liabilities	724,173			627,950
Non-interest checking	252,008			296,715
Other non-interest bearing liabilities	3,043			2,350
Total interest-bearing liabilities and non-interest bearing deposits	$979,224	2,769	1.13	$927,015	292	0.13
Net interest income		$7,728			$7,765
Net interest rate spread			2.81%			3.09%
Net interest margin			2.90%			3.10%

	For the six-month period ended
	June 30, 2023			June 30, 2022
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$263,909	1,595	1.22%	$297,264	1,604	1.09%
Loans held for sale	1,546	47	6.16	3,335	65	3.93
Single family loans, net	216,643	4,146	3.86	173,014	2,947	3.43
Commercial loans, net	525,425	13,036	5.00	454,371	9,959	4.42
Consumer loans, net	46,655	1,393	6.02	41,301	945	4.61
Other	8,726	193	4.46	35,256	102	0.58
Total interest-earning assets	1,062,904	20,410	3.87	1,004,541	15,622	3.14

Interest-bearing liabilities:
Checking accounts	165,811	441	0.54	158,061	79	0.10
Savings accounts	118,185	54	0.09	122,610	36	0.06
Money market accounts	262,944	1,704	1.31	258,929	290	0.23
Certificate accounts	144,743	2,153	3.00	81,635	165	0.41
Customer escrows	5,560	55	2.00	0	0	0.00
Advances and other borrowings	7,856	212	5.44	990	5	1.04
Total interest-bearing liabilities	705,099			622,225
Non-interest checking	266,989			300,187
Other non-interest bearing liabilities	2,735			2,492
Total interest-bearing liabilities and non-interest bearing deposits	$974,823	4,619	0.96	$924,904	575	0.13
Net interest income		$15,791			$15,047
Net interest rate spread			2.91%			3.01%
Net interest margin			3.00%			3.02%

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Provision for Credit Losses

The provision for credit losses was $0.3 million for the second quarter of 2023, an increase of $0.2 million compared to $0.1 million for the second quarter of 2022. The provision for credit losses increased primarily because of the additional loan growth that was experienced in the second quarter of 2023 when compared to the same period in 2022.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the collective evaluations. The collective reserve amount is assessed based on size and risk characteristics of the various portfolio segments, past loss history and other adjustments determined to have a potential impact on future credit losses. The collective reserve amount increased from March 31, 2023 primarily because of the loan growth that was experienced during the quarter. The Company’s qualitative reserve adjustments did not materially change during the quarter due to management’s perception that economic conditions had not materially changed, including those related to the elevated inflation rate, and enacted and expected increases in the federal funds rate. Total non-performing assets were $1.8 million at June 30, 2023 compared to $1.9 million at March 31, 2023.

A reconciliation of the Company’s allowance for credit losses for the second quarters of 2023 and 2022 is summarized as follows:

(Dollars in thousands)	2023	2022 (1)
Balance at March 31,	$11,342	9,584
Provision	200	66
Charge offs:
Consumer	(27)	(15)
Recoveries	2	9
Balance at June 30,	$11,517	9,644
Allocated to:
Collective allowance	$11,345	9,240
Individual allowance	172	404
	$11,517	9,644

(1) The 2022 amounts presented are calculated under prior accounting standard.

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters.

	June 30,	March 31,
(Dollars in thousands)	2023	2023
Non‑performing loans:
Single family	$653	$890
Consumer	407	494
Commercial business	471	474
Foreclosed and repossessed assets:
Single family	220	0
Total non‑performing assets	$1,751	$1,858
Total as a percentage of total assets	0.16%	0.17%
Total as a percentage of total loans receivable	0.18%	0.23%
Allowance for credit losses to non-performing loans	752.44%	610.45%

Delinquency data:
Delinquencies (1)
30+ days	$1,480	$271
90+ days	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.18%	0.03%
90+ days	0.00%	0.00%
(1) Excludes non-accrual loans.

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Non-Interest Income and Expense

Non-interest income was $2.0 million for the second quarter of 2023, a decrease of $0.5 million, or 21.5%, from $2.5 million for the second quarter of 2022. Gain on sales of loans decreased $0.5 million between the periods because of a decrease in single family loan sales due primarily to an increase in the amount of originated mortgage loans that were placed into the loan portfolio. The increase in mortgage loans that were placed into the portfolio was the result of a targeted effort to originate loans to our executive banking clients. Other non-interest income decreased $0.1 million due primarily to a decrease in the gains realized on the sale of real estate owned between the periods. Fees and service charges increased slightly between the periods due primarily to an increase in the commitment fees earned on unused commercial lines of credit. Loan servicing fees decreased slightly between the periods due to a decrease in the aggregate balances of single family loans that were being serviced for others as more serviced loans were paid off than were added to the servicing portfolio during the period.

Non-interest expense was $7.5 million for the second quarter of 2023, an increase of $0.5 million, or 6.8%, from $7.0 million for the second quarter of 2022. Compensation and benefits expense increased $0.3 million primarily because of annual salary increases and also because of a decrease in the direct loan origination compensation costs that were deferred as a result of the reduced commercial loan production between the periods. Other non-interest expense increased $0.2 million between the periods primarily because of an increase in FDIC insurance expense due to an increase in assessment rates. Occupancy and equipment expense increased slightly due primarily to an increase in building expenses between the periods. Professional services increased slightly between the periods primarily because of an increase in legal expenses. These increases in non-interest expense were partially offset by a slight decrease in data processing expenses due to a decrease in system processing charges between the periods.

Income tax expense was $0.6 million for the second quarter of 2023, a decrease of $0.3 million from $0.9 million for the second quarter of 2022. The decrease in income tax expense between the periods is primarily the result of a decrease in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the second quarter of 2023 was 0.52%, compared to 0.88% for the second quarter of 2022. Return on average equity (annualized) was 4.81% for the second quarter of 2023, compared to 8.09% for the same period in 2022. Book value per common share at June 30, 2023 was $22.76, compared to $21.25 at June 30, 2022.

Six-Month Period Results

Net Income

Net income was $3.1 million for the six-month period ended June 30, 2023, a decrease of $0.7 million, or 19.1%, compared to net income of $3.8 million for the six-month period ended June 30, 2022. Diluted earnings per share for the six-month period ended June 30, 2023 was $0.70, a decrease of $0.16 per share compared to diluted earnings per share of $0.86 for the same period in 2022. The decrease in net income between the periods was because of a $1.1 million decrease in the gain on sales of loans because of a decrease in mortgage loan sales, a $0.8 million increase in compensation expense due to annual salary increases, and a $0.3 million increase in other expenses primarily because of an increase in FDIC insurance expense. These decreases in net income were partially offset by a $0.8 million increase in net interest income due to an increase in interest rates and the amount of average interest earning assets outstanding, a $0.4 million reduction in income tax expense as a result of the reduced pretax income between the periods, and a $0.3 million decrease in professional expenses due to a decrease in legal fees.

Net Interest Income

Net interest income was $15.8 million for the first six months of 2023, an increase of $0.8 million, or 4.9%, compared to $15.0 million for the same period of 2022. Interest income was $20.4 million for the first six months of 2023, an increase of $4.8 million, or 30.6%, from $15.6 million for the first six months of 2022. Interest income increased because of the $58.4 million increase in the average interest-earning assets between the periods and also because of the increase in the average yield earned on interest-earning assets between the periods. The average yield earned on interest-earning assets was 3.87% for the first six months of 2023, an increase of 73 basis points from 3.14% for the first six months of 2022. The increase in the average yield is primarily related to the increase in market interest rates as a result of the 3.50% increase in the prime interest rate between the periods.

Interest expense was $4.6 million for the first six months of 2023, an increase of $4.0 million, or 703.3%, compared to $0.6 million for the same period of 2022. Interest expense increased primarily because of the increase in the average interest rate paid on interest-bearing liabilities between the periods. Interest expense also increased because of the $49.9 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.96% for the first six months of 2023, an increase of 83 basis points from 0.13% for the first six months of 2022. The increase in the average rate paid is primarily related to the change in the types of funding sources used between the periods as more brokered deposits, certificates of deposits, and FHLB advances were used in the first six months of 2023 than in the first six months of 2022. These funding sources generally have interest rates that are higher than traditional checking and money market accounts. The increase in market interest rates as a result of the 3.50% increase in the federal funds rate between the periods also contributed to the higher funding costs in the first six months of 2023 when compared to the same period in 2022. Net interest margin (net interest income divided by average interest-earning assets) for the first six months of 2023 was 3.00%, a decrease of 2 basis points, compared to 3.02% for the first six months of 2022. The decrease in the net interest margin is primarily because the increase in the average rate paid on interest-bearing liabilities and non-interest bearing deposits exceeded the increase in the average yield earned on interest-earning assets as a result of the increase in the prime rate between the periods.

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Provision for Credit Losses

The provision for credit losses was $0.2 million in the first six months of 2023, a decrease of $0.2 million compared to $0.4 million for the first six months of 2022. The provision for credit losses decreased between the periods primarily because the impact on the provision of the additional loan growth that was experienced in the first six months of 2023 was less than it was for the same period in 2022 under the prior accounting standard.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the collective evaluations. The collective reserve amount is assessed based on size and risk characteristics of the various portfolio segments, past loss history and other adjustments determined to have a potential impact on future credit losses. The collective reserve amount increased from December 31, 2022 primarily because of the adoption of Accounting Standard Update (ASU) 2016-13 on January 1, 2023 and also because of the loan growth that was experienced during the first six months of 2023. The Company’s qualitative reserve adjustments did not materially change during the first six months of 2023 due to management’s perception that economic conditions had not materially changed, including those related to the elevated inflation rate, and enacted and expected increases in the federal funds rate. Total non-performing assets were $1.8 million at June 30, 2023 compared to $1.9 million at December 31, 2022.

A reconciliation of the Company’s allowance for credit losses for the six-month periods ending June 30, 2023 and 2022 is summarized as follows:

(Dollars in thousands)	2023	2022
Balance at January 1,	$10,277	9,279
Adoption of Accounting Standard Update (ASU) 2016-13	1,070	0
Provision	168	362
Charge offs:
Consumer	(27)	(16)
Recoveries	29	19
Balance at June 30,	$11,517	9,644

On January 1, 2023, the Company adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The transition to this ASU resulted in a cumulative-effect adjustment to the allowance for credit losses of $1.1 million, an increase in deferred tax assets of $0.3 million, and a decrease to retained earnings of $0.8 million as of the adoption date. In addition, a liability of $0.1 million was established for projected future losses on unfunded commitments on outstanding lines of credit upon adoption. The projected liability for unfunded commitments increased $0.1 million during the first six months of 2023 and the provision for credit losses was increased to reflect the change.

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The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the most recently completed quarter and December 31, 2022.

	June 30,	December 31,
(Dollars in thousands)	2023	2022
Non‑performing loans:
Single family	$653	$908
Consumer	407	441
Commercial business	471	529
Foreclosed and repossessed assets:
Single family	220	0
Total non‑performing assets	$1,751	$1,878
Total as a percentage of total assets	0.16%	0.17%
Total as a percentage of total loans receivable	0.18%	0.24%
Allowance for credit losses to non-performing loans	752.44%	547.24%

Delinquency data:
Delinquencies (1)
30+ days	$1,480	$1,405
90+ days	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.18%	0.18%
90+ days	0.00%	0.00%
(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $3.9 million for the first six months of 2023, a decrease of $1.0 million, or 20.2%, from $4.9 million for the first six months of 2022. Gain on sales of loans decreased $1.1 million between the periods because of a decrease in single family loan sales due primarily to an increase in the amount of originated mortgage loans that were placed into the loan portfolio. The increase in mortgage loans that were placed into the portfolio was the result of a targeted effort to originate loans to our executive banking clients. Other non-interest income decreased slightly between the periods due primarily to a decrease in the gains realized on the sale of real estate owned. These decreases were partially offset by a $0.1 million increase in fees and service charges between the periods due primarily to an increase in the commitment fees earned on unused commercial lines of credit. Loan servicing fees increased slightly between the periods due to an increase in the aggregate balances of commercial loans that were being serviced for others.

Non-interest expense was $15.2 million for the first six months of 2023, an increase of $1.0 million, or 6.4%, from $14.2 million for the first six months of 2022. Compensation and benefits expense increased $0.8 million primarily because of annual salary increases and also because of a decrease in the direct loan origination compensation costs that were deferred as a result of the reduced commercial loan production between the periods. Other non-interest expense increased $0.3 million primarily because of an increase in advertising costs and an increase in FDIC insurance expense due to an increase in assessment rates between the periods. Data processing expenses increased $0.1 million between the periods primarily because of the change to an outsourced data processing relationship at the end of the first quarter of 2022. These increases in non-interest expense were partially offset by a $0.3 million decrease in professional services expense between the periods primarily because of a decrease in legal expenses relating to a bankruptcy litigation claim that was settled in the first quarter of 2022. Occupancy and equipment expense decreased $0.1 million due primarily to a decrease in noncapitalized software costs between the periods.

Income tax expense was $1.2 million for the first six months of 2023, a decrease of $0.4 million from $1.6 million for the first six months of 2022. The decrease in income tax expense between the periods is primarily the result of a decrease in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the first six months of 2023 was 0.56%, compared to 0.73% for the first six months of 2022. Return on average equity (annualized) was 5.22% for the first six months of 2023, compared to 6.73% for the same period in 2022. Book value per common share at June 30, 2023 was $22.76, compared to $21.25 at June 30, 2022.

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General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates two loan origination offices located in Sartell, Minnesota and La Crosse, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “anticipate,” “continue,” “could,” “expect,” “future,” “may,” “project” and “will,” or similar statements or variations of such terms and include, but are not limited to, those relating to: enacted and expected changes to the federal funds rate and the resulting impacts on consumer deposits, loan originations, and related aspects of the Bank’s business; the anticipated impacts of inflation and rising interest rates on the general economy, the Bank’s clients, and the allowance for credit losses; anticipated future levels of the provision for credit losses; anticipated level of future asset growth; and the payment of dividends by HMN.

A number of factors, many of which may be amplified by the deterioration in economic conditions, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the Office of the Comptroller of the Currency and the Federal Reserve Bank of Minneapolis in the event of non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank and the Federal Reserve Bank; technological, computer-related or operational difficulties including those from any third party cyberattack; reduced demand for financial services and loan products; adverse developments affecting the financial services industry, such as recent bank failures or concerns involving liquidity; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; the Company’s ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in thousands)	2023	2022
	(unaudited)
Assets
Cash and cash equivalents	$13,234	36,259
Securities available for sale:
Mortgage-backed and related securities (amortized cost $197,666 and $216,621)	176,027	192,688
Other marketable securities (amortized cost $55,709 and $55,698)	54,000	53,331
Total securities available for sale	230,027	246,019

Loans held for sale	1,916	1,314
Loans receivable, net	826,932	777,078
Accrued interest receivable	3,395	3,003
Mortgage servicing rights, net	2,789	2,986
Premises and equipment, net	16,282	16,492
Goodwill	802	802
Prepaid expenses and other assets	5,317	3,902
Deferred tax asset, net	8,673	8,347
Total assets	$1,109,367	1,096,202

Liabilities and Stockholders’ Equity
Deposits	$970,712	981,926
Federal Home Loan Bank advances and Federal Reserve borrowings	24,700	0
Accrued interest payable	1,115	298
Customer escrows	5,861	10,122
Accrued expenses and other liabilities	4,827	6,520
Total liabilities	1,007,215	998,866
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock ($.01 par value): authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662 outstanding 4,487,362 and 4,480,976	91	91
Additional paid-in capital	41,019	41,013
Retained earnings, subject to certain restrictions	140,025	138,409
Accumulated other comprehensive loss	(16,810)	(19,761)
Unearned employee stock ownership plan shares	(966)	(1,063)
Treasury stock, at cost 4,641,300 and 4,647,686 shares	(61,207)	(61,353)
Total stockholders’ equity	102,152	97,336
Total liabilities and stockholders’ equity	$1,109,367	1,096,202

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HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
Interest income:
Loans receivable	$9,619	7,165	18,622	13,916
Securities available for sale:
Mortgage-backed and related	600	708	1,252	1,435
Other marketable	200	108	343	169
Other	78	76	193	102
Total interest income	10,497	8,057	20,410	15,622

Interest expense:
Deposits	2,549	287	4,352	570
Customer escrows	23	0	55	0
Advances and other borrowings	197	5	212	5
Total interest expense	2,769	292	4,619	575

Net interest income	7,728	7,765	15,791	15,047

Provision for credit losses (1)	256	66	248	362
Net interest income after provision for credit losses	7,472	7,699	15,543	14,685

Non-interest income:
Fees and service charges	831	810	1,638	1,576
Loan servicing fees	391	396	791	782
Gain on sales of loans	334	814	629	1,682
Other	418	496	844	851
Total non-interest income	1,974	2,516	3,902	4,891

Non-interest expense:
Compensation and benefits	4,459	4,162	9,264	8,450
Occupancy and equipment	914	897	1,864	1,947
Data processing	545	576	1,050	930
Professional services	292	260	529	789
Other	1,247	1,088	2,443	2,119
Total non-interest expense	7,457	6,983	15,150	14,235
Income before income tax expense	1,989	3,232	4,295	5,341
Income tax expense	568	943	1,240	1,565
Net income	1,421	2,289	3,055	3,776
Other comprehensive income (loss), net of tax	705	(6,251)	2,951	(16,269)
Comprehensive income (loss) available to common stockholders	$2,126	(3,962)	6,006	(12,493)
Basic earnings per share	$0.33	0.52	0.70	0.86
Diluted earnings per share	$0.32	0.52	0.70	0.86

(1) The Company adopted ASU 2016-13 as of January 1, 2023. The 2022 amounts presented are calculated under the prior accounting standard.

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HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
SELECTED FINANCIAL DATA:	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
I. OPERATING DATA:
Interest income	$10,497	8,057	20,410	15,622
Interest expense	2,769	292	4,619	575
Net interest income	7,728	7,765	15,791	15,047

II. AVERAGE BALANCES:
Assets (1)	1,105,130	1,044,524	1,099,675	1,042,629
Loans receivable, net	800,483	677,223	788,723	668,686
Securities available for sale (1)	259,187	299,138	263,909	297,264
Interest-earning assets (1)	1,068,203	1,006,083	1,062,904	1,004,541
Interest-bearing liabilities and non-interest bearing deposits	979,224	927,015	974,823	924,904
Equity (1)	118,568	113,541	118,021	113,072

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.52%	0.88%	0.56%	0.73%
Interest rate spread information:
Average during period	2.81	3.09	2.91	3.01
End of period	2.78	2.98	2.78	2.98
Net interest margin	2.90	3.10	3.00	3.02
Ratio of operating expense to average total assets (annualized)	2.71	2.68	2.78	2.75
Return on average common equity (annualized)	4.81	8.09	5.22	6.73
Efficiency	76.86	67.92	76.93	71.39

	June 30,	December 31,	June 30,
	2023	2022	2022
IV. EMPLOYEE DATA:
Number of full time equivalent employees	167	165	169

V. ASSET QUALITY:
Total non-performing assets	$1,751	1,878	4,294
Non-performing assets to total assets	0.16%	0.17%	0.40%
Non-performing loans to total loans receivable	0.18	0.24	0.62
Allowance for credit losses (2)	$11,517	10,277	9,644
Allowance for credit losses to total assets (2)	1.04%	0.94%	0.89%
Allowance for credit losses to total loans receivable (2)	1.37	1.30	1.40
Allowance for credit losses to non-performing loans (2)	752.44	547.24	224.61

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$22.76	21.72	21.25

	Six Months Ended June 31, 2023	Year Ended December 31, 2022	Six Months Ended June 30, 2022
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	9.21%	8.88%	8.86%
Average stockholders’ equity to average assets (1)	10.73	10.73	10.84
Ratio of average interest-earning assets to average interest-bearing liabilities and non-interest bearing deposits (1)	109.04	108.65	108.61
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	11.36	11.48	12.85
Tier 1 capital leverage ratio	9.25	9.14	9.71
Tier 1 capital ratio	11.36	11.48	12.85
Risk-based capital	12.61	12.65	14.06

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.
(2)	The Company adopted ASU 2016-13 as of January 1, 2023. The 2022 amounts presented are calculated under the prior accounting standard.

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